Exhibit 10.1

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “First Amendment”), is entered into as of September 28, 2007 (the “Effective Date”), by and between POZEN Inc. (the “Company”) and John R. Plachetka (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive previously entered into a Second Amended and Restated Executive Employment Agreement dated March 14, 2006 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend certain terms of the Employment Agreement, as set forth herein, in order to facilitate compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.  Any capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

2.  Sections 4(b) and (c) of the Employment Agreement are hereby amended and restated in their entirety as follows:

“(b)           Bonus.  Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) based on performance. Executive’s annual target bonus shall be sixty-five percent (65%) of Executive’s annual base salary with the amount of the actual Annual Bonus anticipated to range between thirty-two and one-half percent (32.5%) and one hundred percent (100%) of Executive’s then-current annual base salary.  Executive’s entitlement to such Annual Bonus shall be based in part upon Executive’s achievement of certain performance goals to be mutually agreed upon by the Executive and the Board annually (the “Performance Goals”).  The determination of the actual Annual Bonus earned, if any, shall be determined in the discretion of the Committee and shall be based on the Committee’s assessment of Executive’s performance, the achievement of the Performance Goals and other relevant factors as determined by the Committee.  Nothing in this Section 4(b) shall be construed as granting or guaranteeing Executive a bonus in any amount.  The Annual Bonus shall be paid, in the year following the year for which it was earned, on or before March 15 of such year.

(c)           Long-Term Incentive Compensation.  Each year during the Term, Executive shall be eligible to participate in and to receive annual awards (the “Incentive Award”) under a long-term incentive program with a target value of One Million Seven Hundred Thousand Dollars $1,700,000 for the first year of the Term, subject to annual review by the Committee.  The determination of the actual Incentive Award earned, if any, shall be determined in the discretion of the Committee and shall be based on the Committee’s assessment of Executive’s overall performance, the achievement of the Performance Goals and other relevant factors as determined by the Committee.  Nothing in this Section 4(c) shall be construed as granting or guaranteeing Executive an Incentive Award in any amount.  Any such Incentive Awards shall be made or be paid, as applicable, in the year following the year to which such Incentive Awards relate, on or before March 15 of such year.

3.           The final sentence of Section 4(e) of the Employment Agreement shall be amended and restated in its entirety as follows:

“In the event that Executive does not qualify for any such life insurance, the Company shall pay directly to Executive an amount equal to such premiums that the Company would have paid to any insurance company to obtain such life insurance on an annual basis, such payment to be made no later than December 31 of each year in which payment would otherwise have been made to the insurance company.”

4.           Sections 4(h) and 4(i) of the Employment Agreement are hereby amended and restated in their entirety as follows:

“(h)           Disability.  In each year during the Term of this Agreement, the Company will pay Executive as additional compensation, payable in accordance with the Company’s standard payroll schedule, an amount equal to the premium costs of an individual long term disability insurance plan.  The plan shall provide for a benefit indemnity payment schedule equal to 70% of Executive’s annual Base Salary.  The Company shall also pay Executive for such long term disability plan an amount as additional salary, payable in accordance with the Company’s standard payroll schedule, sufficient to cover the additional income taxes owed on such compensation payments.

(i)           Estate Planning and Similar Costs.  During the term of this Agreement, the Company will reimburse Executive for legal fees and expenses incurred by Executive in connection with (A) estate and tax planning, and other legal expenses incurred by Executive, specifically including those associated with this Agreement, up to a maximum of $30,000 per calendar year, and (B) the establishment and administration of a Rule 10b5-1 securities selling program, up to a maximum of $15,000 per calendar year.  Executive shall provide evidence of such reimbursable expenditures by no later than forty-five (45) days after the end of the calendar year in which such expenditures were incurred, and the Company shall reimburse the Executive by no later than March 15 of the year following the year in which such expenditures were incurred.”

5.           Sections 5(d)(iv), (v) and (vii) of the Employment Agreement are hereby amended and restated in their entirety as follows:

“(iv)                 A reduction in Executive’s then Base Salary or a material reduction of any material employee benefit or perquisite enjoyed by him (other than as consented to by Executive or as part of an across-the-board change or reduction applicable to all senior executives of the Company); provided such reduction continues uncorrected for a period of thirty (30) calendar days after the Company shall have received written notice from Executive stating the nature of such reduction;

(v)                 Failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any purchaser of all or substantially all of the assets of the Company within fifteen (15) calendar days after a sale or transfer of such assets; provided such failure continues uncorrected for a period of thirty (30) calendar days after receipt of written notice of same from Executive;

(vii)                 A relocation of Executive’s office location, as assigned to him by the Company, to a location more than fifty (50) miles from the current location of the Company in Chapel Hill, North Carolina, unless corrected within thirty (30) calendar days after the Company shall have received written notice from Executive notifying the Company of same. In the event that Executive elects not to terminate his employment under this Subsection 5(d)(vii), the Company shall, within thirty (30) days after receipt from Executive of evidence of such reimbursable expenses but in no event later than March 15th of the year following the year in which such expenses were incurred, reimburse Executive for the reasonable expenses he incurs in relocating from his then-current location to the location of his new office, including, without limitation, all moving expenses, reasonable legal expenses and commissions associated with selling his primary residence and all closing costs relating to his acquisition of a residence in the area of his new office.”

6.           Section 5(g) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(g)           Change of Control.  For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred as of the first day any one or more of the following shall have occurred:

(i)           If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(ii)  Upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of the Company.”

7.           Sections 6(a) and (b) of the Employment Agreement are hereby amended and restated in their entirety as follows:

“(a)           Accrued Compensation and Benefits.  Upon termination of Executive’s employment by either party for any reason, Executive (or his heirs, successors, personal representatives or assigns) will receive from the Company:  (i) payment for any accrued, unpaid Base Salary through the termination date; (ii) payment for any accrued, unpaid vacation time through the termination date; (iii) reimbursement for any previously incurred unreimbursed expenses in accordance with the Company’s policies; and (iv) participation in any Company benefit plans or programs through the termination date.  Such amounts shall be paid on the Company’s next regularly scheduled payroll date unless any such amount is not then calculable, in which case payment of such amount shall be made on the first regularly scheduled payroll date after the amount is calculable, but no later than March 15 of the year following the year in which the Executive’s employment terminated.

(b)           Termination by the Company Without Cause or by Executive for Good Reason.  In addition to the compensation and benefits described in Section 6(a) hereof, if the Company terminates Executive’s employment without Cause during the Term (other than due to Executive’s death or disability) or if Executive terminates his employment for Good Reason (except pursuant to Section 5(d)(ii)), and, subject to Executive’s executing and not revoking a general release in a form acceptable to the Company (the “Release”), the Company will provide the following severance benefits to Executive, to be paid when and as described below, subject in each case to Section 6(g) hereof:

(i)           The Company will make a lump sum payment equal to two (2) times the average of the Annual Bonuses actually awarded to Executive over the previous two years, less any required taxes and withholdings, with payment to be made within ninety (90) calendar days of the termination date; provided, however, that such payment shall in no event be made later than March 15 of the year following the year in which Executive’s employment terminated, or in the event of termination pursuant to Section 5(d)(ii), by no later than March 15 of the year following the year in which the Change of Control occurred;

(ii)           The Company will continue paying Executive his annual Base Salary at the rate in effect on the termination date, less any required taxes and withholdings, for a period of twenty-four (24) months after the termination date.  Such Base Salary shall be paid, subject to Section 6(g), on the fifth business day of each month commencing with the second month following the month in which Executive’s termination of employment occurred;

(iii)           The Company will continue Executive’s participation in the Company’s health benefits at the same level as in effect on the termination date for a period of eighteen (18) months after the termination date or until Executive is eligible for equivalent health benefits from another employer, whichever is sooner.  If the Company’s health benefit plans or programs do not allow for Executive’s continued participation in such plans or programs after termination of employment, the Company agrees to reimburse Executive for continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); provided, however, that such reimbursement will be conditioned upon Executive’s timely election of continued coverage under COBRA and payment of all such reimbursements shall be made to Executive within the applicable COBRA period; and

(iv)    Executive will be entitled to twelve (12) months acceleration of the vesting of all shares subject to any stock option, such that all options will be exercisable and vested on Executive’s termination date as if Executive’s termination date were twelve (12) months later.  After giving effect to the acceleration provided for in the preceding sentence, any unvested shares will be forfeited as of the termination date.

Notwithstanding the foregoing, if Executive terminates his employment for Good Reason pursuant to Section 5(d)(ii), then Executive shall be entitled to the compensation and benefits described in Section 6(a) hereof, payable when and as described in Section 6(a), and, provided that Executive executes and does not revoke the Release, all of the benefits specified in Section 6(b), payable when and as described in Section 6(b), except that (i) he shall only be entitled to a lump sum payment equal to one (1) times the average of the Annual Bonus actually awarded to Executive over the previous two years and (ii) the Company shall continue paying his annual Base Salary at the rate in effect on the termination date (less any required taxes and withholdings) for a period of twelve (12) months after the termination date.

All compensation and benefits to which Executive is entitled upon termination of employment pursuant to the succeeding subsections of this Section 6 shall be paid at such time and in such manner as is described in Section 6(a) or Section 6(b), as applicable.”

8.           Section 6(g) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(g)           Excise Tax.  Notwithstanding the foregoing provisions of this Section 6, if Executive is on the termination date a “specified employee” (as defined in Section 409A of the Internal Revenue Code, as amended (the “Code”), and the regulations promulgated under such Section 409A (“Code Section 409A”) and as determined in accordance with the permissible method then in use by the Company, or, if none, in accordance with the applicable default provisions of Code Section 409A, relating to “specified employees”), then, if and to the extent required in order to avoid the imposition on Executive of any excise tax, the payment of any severance or other payments under Sections 5 or 6 shall not commence until, and shall be made on, the first business day after the date that is six (6) months following the date of Executive’s termination of employment, and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following Executive’s termination date.”

9.           Section 7(d) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(d)           Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Executive as and when the Excise Tax is incurred on a Payment, or at such later date as mutually agreed by the parties hereto, but in no event later than the end of Executive’s taxable year next following the taxable year in which Executive remits the applicable Excise Tax to the IRS and any applicable state taxing authorities. The Gross-Up Payment shall be paid in accordance with Code Section 409A, to the extent applicable, including, to the extent applicable, subject to and in compliance with Section 6(g). As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(e) and Executive thereafter is required to make a Payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of Executive within thirty (30) days after such determination, or at such later date as mutually agreed by the parties hereto, but in no event later than the end of Executive’s taxable year next following the taxable year in which Executive remits the applicable Excise Tax to the IRS and any applicable state taxing authorities.”

10.           Section 7(e) of the Employment Agreement is hereby amended to add the following sentence as the last sentence of such section:

“Any payments required to be made pursuant to the Company’s indemnification obligations as set forth in this Section 7(e) shall be paid as and when any such Excise Tax or income or other tax is incurred, or at such later date as mutually agreed by the parties hereto, but in no event later than the end of Executive’s taxable year next following the taxable year in which Executive remits the applicable Excise Tax or income or other tax to the IRS and any applicable state taxing authorities.”

11.           Except as herein amended, the terms and provisions of the Employment Agreement shall remain in full force and effect as originally executed.

12.           This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without reference to the choice of law provisions of such laws.

13.           This First Amendment may be executed in any number of counterparts, each of which shall constitute one agreement binding on all parties hereto.

14.           This First Amendment and the Employment Agreement, as amended and modified by this First Amendment, shall constitute and be construed as a single agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Second Amended and Restated Executive Employment Agreement and affixed their seals as of the day and year first above written.

EMPLOYER:

POZEN INC.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Sr. Vice President & Chief Financial Officer

EXECUTIVE:

/s/ John R. Plachetka
John R. Plachetka, Pharm.D.